CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated May 17, 2009, on the financial statements of Cellcyte Genetics Corporation as of December 31, 2008 and 2007 as filed with the Form 10-K and by reference to the outstanding Form S-8 (333-158466) as previously filed.

/s/Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington

May 17, 2009